EXHIBIT 10.14

EXECUTION COPY

EVERCORE PARTNERS II L.L.C.

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of     , 2006

THE LIMITED LIABILITY COMPANY INTERESTS (THE “INTERESTS”) OF EVERCORE PARTNERS II L.L.C. (THE “COMPANY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT. THE INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF SUCH INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

		Page
ARTICLE I

Definitions

SECTION 1.1.	Definitions	1
SECTION 1.2.	Terms Generally	14

ARTICLE II

General Provisions

SECTION 2.1.	Formation	14
SECTION 2.2.	Members	14
SECTION 2.3.	Name	14
SECTION 2.4.	Limitation of Liability	14
SECTION 2.5.	Term	15
SECTION 2.6.	Purpose; Powers	15
SECTION 2.7.	Registered Office and Registered Agent; Places of Business	17

ARTICLE III

Management and Operation of the Company

SECTION 3.1.	Management	17
SECTION 3.2.	Constitution of Management Committee	17
SECTION 3.3.	Certain Duties and Obligations of the Management Committee	20
SECTION 3.4.	Exculpation and Indemnification	20
SECTION 3.5.	Officers	22
SECTION 3.6.	Family Related Members’ Interests as Non-Voting	22

ARTICLE IV

Distributions

SECTION 4.1.	Distributions — General Principles and Definitions	22
SECTION 4.2.	Amounts and Priority of Distributions	24
SECTION 4.3.	Certain Adjustments in Profit Sharing Percentages	25
SECTION 4.4.	Repurchase Rights Following Termination of Employment and Default with Respect to Capital Contribution.	26
SECTION 4.5.	Holdback Account; Payment of Clawback Amounts to the Funds	28

ARTICLE V

Capital Contributions and Capital Commitments; Allocations; Expenses

SECTION 5.1.	Capital Contributions	32
SECTION 5.2.	Capital Accounts	34
SECTION 5.3.	Allocations of Profits and Losses	34
SECTION 5.4.	Special Allocations	34
SECTION 5.5.	Tax Allocations	36
SECTION 5.6.	Tax Advances	36
SECTION 5.7.	Expenses	37

ARTICLE VI

Books and Reports; Tax Matters

SECTION 6.1.	General Accounting Matters	37
SECTION 6.2.	Fiscal Year	38
SECTION 6.3.	Certain Tax Matters	38

ARTICLE VII

Dissolution

SECTION 7.1.	Dissolution	38
SECTION 7.2.	Winding-up	39
SECTION 7.3.	Final Distribution	39
SECTION 7.4.	No Obligation to Restore Capital Accounts	39

ARTICLE VIII

Transfer of Members’ Interests; Special Members

SECTION 8.1.	Transfer of Membership Interests	40
SECTION 8.2.	Special Members	40
SECTION 8.3.	Conversion of Convertible Interests to Regular Company Interests	41

ARTICLE IX

Additional Members

SECTION 9.1.	Admission of Additional Members; Allocation of Profit Sharing Percentage	41

ARTICLE X

Miscellaneous

SECTION 10.1.	Arbitration; Waiver of Partition/Action for Accounting	42
SECTION 10.2.	Governing Law	42
SECTION 10.3.	Successors and Assigns	42
SECTION 10.4.	Other Covenants of the Members	43

Annex A        Names and Addresses of Members of the Company

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of EVERCORE PARTNERS II L.L.C. (the “Company”), dated as of                     , 2006 (the “Effective Date”), is entered into by and among the Managing Members (as defined herein), the other Members named in Annex A hereto and such other parties which may from time to time be admitted as members of the Company.

Preliminary Statement

The Company was formed pursuant to a Limited Liability Company Agreement, dated as of October 24, 2001 (the “Prior Agreement”). The members of the Company entered into an Amended and Restated Limited Liability Company Agreement, dated as of January 1, 2005 (the “Amended Agreement”), to reflect the admission of additional persons as members and make certain modifications to the Prior Agreement. The members of the Company entered into a Second Amended and Restated Limited Liability Company Agreement dated April 1, 2005 (the “Existing Agreement”) to reflect the admission of Evercore Group Holdings L.P. as a Non-Managing Member and make certain modifications to the Amended Agreement. The parties hereto wish to amend and restate the Existing Agreement in its entirety to reflect the admission of Evercore GP Holdings L.L.C. as a Non-Managing Member as of the Effective Date and make the modifications hereinafter set forth.

ARTICLE I

Definitions

SECTION 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704 2(i)(5) and any amounts such Member is obligated to restore pursuant to any provision of this Agreement. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Date” means each calendar year end or such other date determined by the Management Committee.

“Advisor” means Evercore Advisors L.L.C., a Delaware limited liability company, or any successor thereto as investment advisor to the Funds.

“Advisory Entities” means Evercore Financial Advisors L.L.C. and Evercore Restructuring L.L.C.

“Affiliate” with respect to any person means any other person who is directly or indirectly controlling, controlled by or under common control with such person. Each Managing Member shall be deemed to be an Affiliate of the Company. For the avoidance of doubt, each of EPI, EGH, EG LLC, EPS East, the Advisor, Evercore Venture Advisors L.L.C., Evercore Venture Management L.L.C., the Advisory Entities, and Evercore Group Holdings L.L.C. shall be deemed an “Affiliate” of the Company.

“After-Tax Capital Proceeds” attributable to any distribution of Capital Proceeds means the difference between (a) the amount of such distribution of Capital Proceeds minus (b) the product of (i) the taxable income related to such Capital Proceeds and (ii) the Assumed Income Tax Rate.

“After-Tax Carried Interest Amount” with respect to any Member means an amount equal to:

(a) the amount of any Carried Interest Proceeds distributed or deemed distributed to such Member (including any amounts placed on behalf of such Member into the Holdback Account pursuant to Section 4.5(a) and any amounts placed into an Escrow Account pursuant to a Fund Partnership Agreement), minus

(b) the share of such Member of any amount paid by the Company in satisfaction of an Interim GP Clawback Amount or Giveback Obligation, minus

(c) the Income Tax Amount with respect to such Carried Interest Proceeds.

“After-Tax Carried Interest Proceeds” has the meaning set forth in Section 4.5(f).

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, including annexes hereto, as it may be amended, supplemented, modified or restated from time to time.

“Amended Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee” has the meaning set forth in Section 8.1(b).

“Assumed Income Tax Rate” means the highest effective marginal combined Federal, state and local income tax rate for a Fiscal Year prescribed for an individual residing in New York, New York (taking into account (a) the deductibility of state and local income taxes for Federal income tax purposes assuming the limitation described in Section 68(a)(2) of the Code applies and (b) the character of the applicable income (e.g., long-term or short-term capital gain or ordinary or exempt)).

“Borrowing Member” means any Member to whom a Loan is made.

“Business Day” means a day which is not a Saturday, Sunday or a day on which banks in New York City are closed.

“Capital Account” has the meaning set forth in Section 5.2.

“Capital Commitment” means, with respect to EGH, the EGH Capital Commitment and, with respect to any Profit Sharing Member, such Profit Sharing Member’s Carried Interest Capital Commitment. For the avoidance of doubt, GP Holdings shall not have any Capital Commitment.

“Capital Contribution” has the meaning set forth in the Fund Partnership Agreements.

“Capital Gain Assets” means assets of the Partnership that are described in Section 1221(a) of the Code (including assets of the Partnership that are described in Section 197(d)(1) of the Code).

“Capital Gain” means the net gain recognized by the Company with respect to the Company’s Capital Assets described in in connection with the actual or hypothetical sale of the assets of the Company, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Company assets; provided, however, that any such gain shall constitute “Capital Gain” only to the extent that any such gain exceeds losses previously recognized in an actual or hypothetical sale of Capital Assets.

“Capital Proceeds” has the meaning set forth in Section 4.1(c)(ii).

“Carried Interest Capital Commitment” means, as of any date, with respect to any Profit Sharing Member, (i) prior to April 1, 2005, an amount equal to such Profit Sharing Member’s Profit Sharing Percentage applicable Unfunded Portfolio Investments multiplied by the Evercore Aggregate Commitment as of such date; and (ii) on and after April 1, 2005, an amount equal to such Profit Sharing Member’s Profit Sharing Percentage applicable Unfunded Portfolio Investments multiplied by 2/7 of the Evercore Aggregate Commitment as of such date.

“Carried Interest Give Back Percentage” shall mean, for any Member, the percentage determined by dividing (i) the After-Tax Carried Interest Amount with respect to such Member by (ii) the aggregate After-Tax Carried Interest Amounts with respect to all Members.

“Carried Interest Proceeds” has the meaning set forth in Section 4.1(c)(iii).

“Carrying Value” means, with respect to any asset of the Company or any entity treated as a partnership for Federal income tax purposes in which it invests, the asset’s adjusted basis for Federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the Management Committee in a manner consistent with determinations thereof for the Funds) in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Member or (c) the date of a grant of any additional Interest to any new or existing Member as consideration for the provision of services to or for the benefit of the Company; provided that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Management Committee in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value. The Carrying Value of any asset contributed by a Member to the Company will be the fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Cause” means the occurrence or existence of any of the following with respect to an Individual Member:

(a) breach of (after giving effect to any applicable grace periods) any of such Member’s or any of his or her Family Related Members’ material obligations under (i) this Agreement (including such Member’s or any of his or her Family Related Members’ obligations pursuant to Sections 5.1(a), 10.4 and 10.12 (without giving effect to any modification thereof pursuant to Section 10.13)), (ii) any Fund Partnership Agreement (including such Member’s or any of his or her Family Related Members’ obligations to make capital contributions pursuant to the terms of such Fund Partnership Agreement) or (iii) the stockholders agreement, certificate of incorporation, by-laws, limited liability company agreement, limited partnership agreement or equivalent documents of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates;

(b) the conviction of, or plea of guilty or nolo contendere by, such Member in respect of any felony;

(c) the perpetration by such Member of fraud against the Company, the Advisor, the Funds, EPI, EGH, EG LLC, EPS East, any Portfolio Company or any of their respective Affiliates;

(d) the willful and continued failure by such Member to substantially perform such Member’s duties with EPI, EGH, EG LLC, EPS East, the Advisor, the Company or any of their respective Affiliates in such Member’s position on a full-time basis (other than any such failure resulting from such Member’s death or Permanent Disability), provided that an act, or a failure to act, on such Member’s part shall be deemed “willful” only if done, or omitted to be done, by him not in good faith or without a reasonable belief that such Member’s action or omission was in or not opposed to the best interests of EPI, EGH, EG LLC, EPS East, the Advisor, the Company and the Funds;

(e) any willful misconduct which could have, or could reasonably be expected to have, an adverse effect in any material respect on (i) such Member’s ability to function as an employee or consultant of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates, taking into account the services required of such Member or (ii) the business and/or reputation of the Company, the Funds, EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates; or

(f) any conduct by such Member constituting “Cause” as defined in any of the Fund Partnership Agreements.

All determinations of Cause shall be made by the Management Committee.

“Certificate” has the meaning set forth in Section 2.1.

“Clawback Determination Date” has the meaning set forth in the Fund Partnership Agreements.

“Closing Date” means December 21, 2001.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investment Agreement” means the limited partnership agreement of the Co-Investment Partnership, as amended or modified from time to time.

“Co-Investment Partnership” means Evercore Co-Investment Partnership II L.P., a Delaware limited partnership.

“Company” means Evercore Partners II L.L.C.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Contributing Member” means each Member other than GP Holdings.

“Convertible Holder” means a holder of Convertible Interests.

“Convertible Interests” means Interests in the Company that are convertible into Regular Company Interests.

“Covered Person” has the meaning set forth in Section 3.4(a).

“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Company, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a partner receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax” in Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi)(b), and shall be interpreted consistently therewith.

“Defaulting Member” has the meaning set forth in Section 5.1(a)(iv).

“Default Interest Rate” shall mean the lower of (i) the sum of (a) the rate of interest per annum publicly announced from time to time by J.P. Morgan Chase as its prime rate and (b) 5%, and (ii) the highest rate of interest permitted under applicable law.

“Defaulted Amount” has the meaning set forth in Section 4.5(c).

“Disposition” has the meaning set forth in the Fund Partnership Agreements.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“EGH” means Evercore Group Holdings L.P.

“EGH Capital Commitment” means, with respect to EGH as of any date, (i) prior to April 1, 2005, $0 and (ii) on and after April 1, 2005, an amount equal to 5/7 of the Evercore Aggregate Commitment of such date.

“EG LLC” means Evercore Group L.L.C., formerly known as Evercore Group Inc.

“EPI” means Evercore Partners Inc.

“EPS East” means Evercore Partners Services East L.L.C.

“Escrow Account” has the meaning set forth in the Fund Partnership Agreements.

“Estimated Income Tax Amount” has the meaning set forth in Section 4.5(e).

“Evercore Aggregate Commitment” has the meaning set forth in the Fund Partnership Agreements.

“Excess Income Tax Amount” has the meaning set forth in Section 4.5(e).

“Existing Agreement” has the meaning set forth in the preamble to this Agreement.

“Fair Market Value” means as to any asset, unless otherwise specified, the fair market value of such asset determined on a basis consistent with the Fund Partnership Agreements and otherwise as reasonably determined by the Management Committee.

“Family Related Member” means, with respect to any Individual Member, any Member who is a member of such Individual Member’s family or any Member which is a trust, partnership or other entity formed by such Individual Member for investment by or for the benefit of members of such Individual Member’s family, such Individual Member’s other relatives or charitable organizations.

“Final Clawback Amount” has the meaning set forth in the Fund Partnership Agreements.

“Final Closing Date” means March 28, 2003.

“Fiscal Year” has the meaning set forth in Section 6.2.

“Founding Member” means each of Roger C. Altman and Austin M. Beutner.

“Fund Guarantees” means the guarantees in the form set forth in Annex C to the Fund Partnership Agreements to be entered into by each of the Members of the Company to jointly and severally guarantee certain obligations of the Company as general partner of the Funds pursuant to the Fund Partnership Agreements.

“Fund Partnership Agreements” means the limited partnership agreements or other similar governing agreements or instruments of the Funds, as amended or modified from time to time.

“Funded Portfolio Investments” as of any date of determination means Portfolio Investments the capital contributions for which were made prior to such date.

“Funds” means Evercore Capital Partners II L.P., a Delaware limited partnership, any Parallel Vehicle (as defined in the Fund Partnership Agreements) and, where the context so requires, any alternative investment vehicle formed pursuant to the Fund Partnership Agreements.

“Give-Back Amount” has the meaning set forth in Section 4.5(c)(i)(A).

“Giveback Obligation” has the meaning set forth in Section 9.4(a) of the Partnership Agreements.

“GP Holdings” means Evercore GP Holdings L.L.C.

“Holdback Account” has the meaning set forth in Section 4.5(a).

“Holdback Member” has the meaning set forth in Section 4.5(e).

“Holdback Percentage” of a Member means the designated percentage of the Carried Interest Proceeds allocated to such Member, which shall initially be as set forth in such Member’s Terms Letter.

“Income Tax Amount” means, with respect to Carried Interest Proceeds distributed or deemed distributed to a Member (including amounts credited to such Member’s sub-accounts in the Holdback Account or in the Escrow Accounts pursuant to Section 4.5(a)), the amount of income tax imposed on allocations of taxable income related to such

Carried Interest Proceeds (including taxes that would be borne by a Member assuming an immediate sale of securities initially received in kind pursuant to Section 3.4(b) of the Fund Partnership Agreements), with such income tax calculated by assuming that (i) the tax rate imposed is the Assumed Income Tax Rate in effect in the Fiscal Year of any such allocation and (ii) capital losses from the Disposition of a Portfolio Investment allocated to such Member relating to Carried Interest Proceeds (“Capital Losses”) shall reduce capital gains from the Disposition of a Portfolio Investment allocated to such Member relating to Carried Interest Proceeds (“Capital Gains”) only to the extent of the amount of Capital Gains recognized in the Fiscal Year of the recognition of a Capital Loss or a subsequent Fiscal Year (only to the extent that Capital Gain may properly offset such Capital Loss), reduced by the amount of any tax benefit actually realized by such Member (or, if such Member is treated as a partnership for federal income tax purposes, its direct or indirect owners) in the year in which the Company is required to make a payment of the Final Clawback Amount, which tax benefit is attributable solely to the making of such payment (or adjustment) and which benefit shall be determined assuming the only items of income, gain, loss, deduction or credit of such Member (or, if such Member is treated as a partnership for federal income tax purposes, its direct or indirect owners) are attributable to such Member’s investment in the Company.

“Individual Member” means each individual who is a Managing Member, a Professional Member or a Special Member.

“Initial Public Offering” means an offering to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of the Interests in the Company.

“Interest” means the entire membership interest owned by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Interim GP Clawback Amount” has the meaning set forth in the Fund Partnership Agreements.

“Investment Advisory Agreements” means the Investment Advisory Agreements, dated as of March 28, 2003, between the Funds and the Advisor, as amended or modified from time to time.

“Issuance Items” has the meaning set forth in Section 5.4(g).

“Loan” means any loan providing for funding by EPI, EPS East, the Advisor or any of their respective Affiliates of co-investments by professional employees or consultants of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates in Portfolio Companies.

“Management Committee” has the meaning set forth in Section 3.1(a).

“Managing Member” means each of Roger C. Altman, Austin M. Beutner, Ciara A. Burnham, Richard P. Emerson, Saul D. Goodman, William O. Hiltz, Jonathan A. Knee, Timothy G. Lalonde, M. Sharon Lewellen, Eduardo G. Mestre, Neeraj Mital, Michael J. Price, Kathleen G. Reiland, William Repko, William A. Shutzer, David Wezdenko, Jane Wheeler, David Ying and any other person admitted to the Company as a Managing Member in accordance with the provisions of this Agreement, in each case for so long as such person remains a Managing Member hereunder. Once a Managing Member ceases to be employed by any of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates, such Managing Member shall automatically cease to be a Managing Member and shall become a Special Member.

“Member” means each of the persons listed as a Member in Annex A hereto and any person admitted to the Company as an additional or substituted member of the Company in accordance with the provisions of this Agreement.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Non-Managing Member” means any Member of the Company other than the Managing Members, including Professional Members, Family Related Members and Special Members.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Company for a fiscal year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Operating Executives” means any person admitted to the Company as such in accordance with the provisions of this Agreement.

“Operating Reserve” means such amount as is determined by the Management Committee in good faith to be necessary or prudent for the Company to maintain in cash or Temporary Investments in order to satisfy the Company’s accrued expenses and otherwise to meet the operational needs of the Company’s business.

“Participation Agreement” means the Participation Agreement among the Managing Members and their Family Related Members relating to the allocation of certain distributions from the Company and certain of its Affiliates into common pools, as amended from time to time.

“Permanent Disability” with respect to any person means a reasonable determination by the Management Committee that such person has been unable to perform the important duties of his or her employment or, in the case of an Operating Executive, consultancy with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates on a full-time basis for a period of 180 consecutive days and is reasonably likely to continue to be unable to do so, because of (a) an accidental bodily loss or harm or (b) an illness or disease. For this purpose, “full-time” shall mean at least 30 hours per week. All determinations of Permanent Disability shall be made by the Management Committee.

“Portfolio Company” has the meaning set forth in the Fund Partnership Agreements.

“Portfolio Investment” has the meaning set forth in the Fund Partnership Agreements.

“Prior Agreement” has the meaning set forth in the preamble to this Agreement.

“Proceeding” has the meaning set forth in the Fund Partnership Agreements.

“Professional Member” means each Individual Member who is not a Managing Member or a Special Member. Once a Professional Member ceases to be employed by any of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates, such Professional Member shall automatically cease to be a Professional Member and shall become a Special Member.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.4 shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the Management Committee may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Profit Sharing Member” means each Member other than EGH. For the avoidance of doubt, EGH shall have no Profit Sharing Percentage with respect to Unfunded Portfolio Investments or any Funded Portfolio Investment.

“Profit Sharing Percentage” of a Member applicable to a particular Portfolio Investment means the percentage interest of such Member in Carried Interest Proceeds to be distributed to the Members from such Portfolio Investment. The Profit Sharing Percentage of a Member applicable to Portfolio Investments initially shall be as set forth in the Terms Letter between the Company and such Member.

“Recalculated Income Tax Amount” has the meaning set forth in Section 4.5(e).

“Regular Company Interests” means Interests in the Company other than Convertible Interests.

“Repurchased Capital Contributions” means, with respect to any Member, (i) an amount equal to the portion of the aggregate capital contributions made by such Member to the Company, on or prior to the Termination Date, in respect of a particular Portfolio Investment that relates to the Repurchase Percentage of such Member’s Profit Sharing Percentage with respect to such Portfolio Investment, net of (ii) any Capital Proceeds received by such Member in respect of such capital contributions referred to in the foregoing clause (i) on or prior to the Termination Date.

“Repurchase Notice” has the meaning set forth in Section 4.4(c).

“Repurchase Percentage” means, with respect to particular Funded Portfolio Investments or Unfunded Portfolio Investments, the relevant percentage set forth in this Agreement and each Member’s Terms Letter, as applicable to such Member and such Funded Portfolio Investments or Unfunded Portfolio Investments, as the case may be.

“Repurchase Price” means, with respect to any Member, the aggregate amount of all portions of the Repurchase Price payable with respect to all Unfunded Portfolio Investments and Funded Portfolio Investments; the portion of the Repurchase Price payable with respect to a particular Portfolio Investment shall mean:

(a) if the aggregate amount of the Capital Proceeds received by the Company in respect of such Repurchased Capital Contributions after the Termination Date (if any) exceeds the Repurchased Capital Contributions, then

(i) the Repurchased Capital Contributions, plus

(ii) the amount by which the aggregate amount of the Capital Proceeds received by the Company in respect of such Repurchased Capital Contributions after the Termination Date (if any) exceeds the Repurchased Capital Contributions, minus

(iii) the aggregate amount of any portion of the Repurchase Price previously paid to such Member after the Termination Date with respect to such Portfolio Investment.

(b) if the aggregate amount of the Capital Proceeds received by the Company in respect of such Repurchased Capital Contributions after the Termination Date (if any) is less than or equal to the Repurchased Capital Contributions, then

(i) the Repurchased Capital Contributions, minus

(ii) the amount by which the Repurchased Capital Contributions exceeds the aggregate amount of the Capital Proceeds received by the Company in respect of such Repurchased Capital Contributions after the Termination Date (if any), minus

(iii) the aggregate amount of any portion of the Repurchase Price previously paid to such Member after the Termination Date with respect to such Portfolio Investment.

“Securities” means any of the following, whether readily marketable or not: (a) capital stock, foreign securities, shares or units of beneficial interest in a trust, partnership interests, warrants, bonds, notes, debentures, whether subordinated, convertible or otherwise, no-load mutual funds, money market funds, commercial paper, certificates of deposit, bank debt, trade claims, obligations of the United States, any State thereof, any foreign country or political subdivision thereof and instrumentalities of any of them, bankers’ acceptances, trust receipts and other obligations, and evidences of indebtedness or other instruments commonly referred to as securities of whatever kind or nature of any person, corporation, government or entity whatsoever, (b) rights and options relating thereto, and (c) options, futures contracts, options on futures contracts, forward contracts, “spot” transactions and swap arrangements involving securities indices or other indices, financial instruments, interest rates, currencies and commodities.

“Securities Act” has the meaning set forth in Section 10.10(c)(vii).

“75% in Interest” means the current members of the Management Committee holding seventy-five percent (75%) of the aggregate Profit Sharing Percentages applicable to Unfunded Portfolio Investments of all of the current members of the Management Committee.

“Special Member” means any Managing Member or Professional Member who has ceased to be employed or, in the case of an Operating Executive, retained as a consultant by any of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates.

“Tax Advances” has the meaning set forth in Section 5.6.

“Tax Matters Member” has the meaning set forth in Section 6.3.

“Temporary Investments” means (a) United States government and agency obligations maturing within three years, (b) commercial paper rated not lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investor Services, Inc. with maturities of not more than nine (9) months, (c) interest-bearing deposits in banks having one of the ratings referred to above, maturing within one year, (d) municipal bonds and other tax-exempt securities rated not lower than AA by Standard & Poor’s Corporation or Aa by Moody’s Investor Services, Inc. with maturities of not more than one year and (e) money market mutual funds the assets of which are reasonably believed by the Management Committee to consist primarily of items described in one or more of the foregoing clauses (a), (b), (c) or (d), or (f) any other investments as the Management Committee may determine.

“Temporary Investment Proceeds” has the meaning set forth in Section 4.1(c)(i).

“Termination Date” has the meaning set forth in Section 4.4(a).

“Terms Letter” means, with respect to any Profit Sharing Member, the letter agreement between the Company and such Member setting forth, among other matters, (a) such Member’s Profit Sharing Percentage applicable to Portfolio Investments, (b) such Member’s Holdback Percentage, (c) the Repurchase Percentage of such Member’s Profit Sharing Percentage following the termination of employment or, in the case of an Operative Executive, consultancy of such Member (or in the case of a Family Related Member, its associated Individual Member) with EPI, EGH, EG LLC, EPS East, the Advisor and their respective Affiliates, or otherwise and (d) the conditions to such Member’s post-employment Profit Sharing Percentage, if any.

“Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

“Unfunded Portfolio Investments” means, as of any date of determination, any Portfolio Investments which the Funds will make in the future but for which capital contributions have not been made to the Funds as of such date.

“Unpaid Capital Commitment” means, with respect to any Member as of any date, an amount equal to (a) the Capital Commitment of such Member as of such date, minus (b) the aggregate amount of capital contributions made by such Member to the Company on or prior to such date pursuant to Section 5.1(a)(i) or (ii), plus (c) any amounts of Capital Proceeds distributed to the Member, other than a Member whose Carried Interest Capital Commitment has been reduced to zero, to the extent that when such amounts were received by the Company, it increased the Company’s “Unpaid Capital Commitment” (as defined in the Fund Partnership Agreements) and plus or minus, as the case may be, (d) any adjustments to such Member’s Unpaid Capital Commitment on or prior to such date pursuant to Section 5.1 (to the extent applicable). “Unpaid Carried Interest Capital Commitment” shall have the correlative meaning with respect to Carried Interest Capital Commitment.

“Writedown” has the meaning set forth in the Fund Partnership Agreements.

SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, limited liability companies, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

General Provisions

SECTION 2.1. Formation. The Company has been formed under the provisions of the Act. Each Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file with the Secretary of State of Delaware the certificate of formation of the Company and any amendments or restatements thereof (collectively, the “Certificate”).

SECTION 2.2. Members. Annex A attached hereto contains the name and address of each Member as of the Effective Date. The Management Committee is authorized to revise Annex A from time to time to reflect the admission or withdrawal of a Member in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein. As of the Effective Date, GP Holdings has been admitted as a Non-Managing Member with a Profit Sharing Percentage applicable to Unfunded Portfolio Investments and all unrealized Funded Portfolio Investments as of the Effective Date equal to 10% of the aggregate Profit Sharing Percentages of each of the Managing Members as of the Effective Date with respect to Unfunded Portfolio Investments and such unrealized Funded Portfolio Investments.

SECTION 2.3. Name. The Company shall conduct its activities under the name of “Evercore Partners II L.L.C.” The Company’s business may be conducted under any other name or names as the Management Committee may determine; provided that the name shall always contain the words “Limited Liability Company” or the letters “L.L.C.” The Management Committee shall give prompt notice of any such name change to each Member.

SECTION 2.4. Limitation of Liability. (a) Except as provided in the Act, as expressly provided in this Agreement or as such Member shall otherwise expressly agree in writing, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member of the Company.

(b) In no event shall any Member or former Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company or (ii) have any liability to return distributions received by such Member from the Company, in each case except as otherwise specifically provided in this Agreement, as such Member shall otherwise expressly agree in writing or as may be required by applicable law.

SECTION 2.5. Term. The existence of the Company shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article VII. No Member shall have the right, and each Member hereby agrees not to, withdraw from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Company, in each case except as expressly provided in this Agreement; and, except with the consent of the Management Committee in its sole and absolute discretion, no Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

SECTION 2.6. Purpose; Powers. (a) The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, (i) to serve as a general partner of the Funds and as a general partner or in a similar capacity for other investment partnerships or alternative investment vehicles formed pursuant to the Fund Partnership Agreements, perform the functions required of a general partner of the Funds and as a general partner or in a similar capacity for such other investment partnerships or alternative investment vehicles and make capital contributions thereto, (ii) to provide investment management services to other investment vehicles and accounts formed pursuant to the Fund Partnership Agreements, (iii) to engage in any other lawful business under the Act and applicable law that the Management Committee determines the Company shall engage in and (iv) to do all things necessary or incidental thereto.

(b) In furtherance of its purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, including the following:

(i) to render investment and asset management services to the Funds and other persons;

(ii) to hold, receive, mortgage, pledge, transfer, exchange, otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all Securities and other property;

(iii) to invest and reinvest cash assets of the Company in any investments, including the Funds and Temporary Investments;

(iv) to have and maintain one or more offices within or without the State of Delaware and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(v) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;

(vi) to engage accountants, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Members and their Affiliates, and to compensate them as may be necessary or advisable; provided that the Company shall not have any paid employees;

(vii) to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships and joint ventures, whether foreign or domestic;

(viii) to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

(ix) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(x) to borrow money from any person or to guarantee loans or other extensions of credit for any purpose;

(xi) to make loans and extend other forms of credit;

(xii) to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash or investments or other property of the Company, or any combination thereof; and

(xiii) to take such other actions necessary or incidental thereto as may be permitted under applicable law.

SECTION 2.7. Registered Office and Registered Agent; Places of Business. The Company shall maintain a registered office at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 or at such other office as may from time to time be determined by the Management Committee. The name and address of the Company’s registered agent for service of process in the State of Delaware as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Management Committee may change the registered office and/or the registered agent of the Company from time to time in its discretion. The Company shall maintain an office and principal place of business at 55 East 52nd Street, 43rd Floor, New York, New York 10055, or at such other place as may from time to time be determined by the Management Committee. The Company may also conduct business at such other places as the Management Committee may from time to time determine to be required by the operations of the Company.

ARTICLE III

Management and Operation of the Company

SECTION 3.1. Management. (a) Except as otherwise provided herein, the management, control and operation of the business and affairs of the Company shall be vested exclusively with a committee (the “Management Committee”). Each Managing Member shall have the authority to exercise all powers necessary and convenient for the purposes of the Company, including those enumerated in Section 2.6, on behalf and in the name of the Company, subject to the direction of the Management Committee and subject to compliance with the restrictions and other provisions of this Agreement, including where applicable the requirement to obtain the approval or consent of the Management Committee. No Managing Member shall perform any act in violation of an unrevoked action of the Management Committee.

(b) Except as expressly provided in this Agreement, Non-Managing Members (including Professional Members and Special Members) shall have no right to, and shall not, take part in the management or affairs of the Company, nor in any event shall any Non-Managing Member (including Professional Members and Special Members) have the power to act for or bind the Company. A Non-Managing Member or an agent of a Non-Managing Member may also be an employee, consultant, agent, director or officer of the Company and may act on behalf of the Company in such capacity to the extent authorized to do so in such capacity.

SECTION 3.2. Constitution of Management Committee. (a) Except where expressly provided to the contrary herein, all decisions with respect to the management and control of the Company that are duly made by the Management Committee shall be binding on the Company and each of the Members. No member of the Management Committee acting individually in his or her capacity as such shall have the power to act for or bind the Company, except as may be consented to by the Management Committee.

(b) Subject to change as provided herein, the Management Committee shall consist of the Managing Members. The Management Committee may establish such other rules and procedures consistent with this Agreement as it deems necessary or desirable.

(c) Each member shall have a vote on each matter on which he or she is entitled to vote in proportion to the Profit Sharing Percentage applicable to Unfunded Portfolio Investments of such member and his or her Family Related Members. The consent of at least 75% in Interest of the current members of the Management Committee at the time of any action shall constitute the act of the Management Committee necessary to take such action by, or which requires consent of, the Management Committee described herein.

(d) The following actions shall require the consent of the Management Committee:

(i) all decisions with respect to the acquisition, ownership and disposition of Portfolio Investments by the Funds or co-investment vehicles;

(ii) any reduction in the Profit Sharing Percentage of any Contributing Member applicable to Unfunded Portfolio Investments pursuant to Section 4.3(b) and any reallocation of any such reduction other than among the Managing Members and their Family Related Members (or among the other Managing Members and their Family Related Members if the Contributing Member subject to reduction is a Managing Member) in proportion to their existing Profit Sharing Percentages in Unfunded Portfolio Investments pursuant to Section 4.3(b); provided that in the event that any reduction relates to the Profit Sharing Percentage of a member of the Management Committee and his or her Family Related Members, such member shall abstain from voting and the Profit Sharing Percentage of such member and his or her Family Related Members shall not be included in determining whether such action has been approved by the affirmative vote of at least 75% in Interest of the members of the Management Committee at the time of the vote;

(iii) any reallocation of repurchased amounts of Profit Sharing Percentages applicable to particular Funded Portfolio Investments or Unfunded Portfolio Investments, as the case may be, other than among the Managing Members and their Family Related Members (or among the other Managing Members and their Family Related Members if the Member subject to reduction is a Managing Member) in proportion to their existing Profit Sharing Percentages applicable to such Funded Portfolio Investments or Unfunded Portfolio Investments, as the case may be, pursuant to Section 4.3(a); provided that in the event that any reallocation relates to a repurchased amount of the Profit Sharing Percentage of member of the Management Committee and his or her Family Related Members, such member shall abstain from voting and the Profit Sharing Percentage of such member and his or her Family Related Members shall not be included in determining whether such action has been approved by the affirmative vote of at least 75% in Interest of the members of the Management Committee at the time of the vote;

(iv) the removal of any Member from the Company; provided that in the event that the removal concerns a member of the Management Committee, such member shall abstain from voting and the Profit Sharing Percentage of such member and his or her Family Related Members shall not be included in determining whether such action has been approved by the affirmative vote of at least 75% in Interest of the members of the Management Committee at the time of the vote;

(v) the issuance of any Interest to any new Member and other terms of admittance of any new Member to the Company;

(vi) the approval of any outside investors in the Company and other terms of such investment;

(vii) any decision to enter into a new line of business;

(viii) the sale of all or part of one or more of the Company, the Advisor or any alternative investment vehicles or special purpose vehicles therefor;

(ix) any determination of Cause or Permanent Disability; provided, that in the event that any such determination concerns a member of the Management Committee, such member shall abstain from voting and the Profit Sharing Percentage of such member and his or her Family Related Members shall not be included in determining whether such action has been approved by the affirmative vote of at least 75% in Interest of the members of the Management Committee at the time of the vote;

(x) any waiver of the covenants set forth in Section 10.4 or 10.12 hereof (either during or following the employment of such Member) or the covenants set forth in any Member’s Terms Letter; provided that in the event that such waiver concerns a member of the Management Committee, such member shall abstain from voting and the Profit Sharing Percentage of such member and his or her Family Related Members shall not be included in determining whether such action has been approved by the affirmative vote of at least 75% in Interest of the members of the Management Committee at the time of the vote; and

(xi) any amendments, modifications or waivers of any provision of this Agreement.

(e) Any decision or action of the Management Committee with respect to the Co-Investment Partnership or its general partner, including decisions or actions to be made or taken by such general partner under the Co-Investment Agreement, shall require the consent of the same members of the Management Committee as would be required hereunder for the same decision or action with respect to the Company.

(f) Any member of the Management Committee may call a meeting of the Management Committee by giving 48 hours notice to the members of the Management Committee prior to the commencement of any Management Committee meeting; provided that, a member in attendance at any meeting of the Management Committee shall be deemed to waive all objections in respect of notice of such meeting if such member shall not raise such objections at that meeting.

(g) Any one or more members of the Management Committee may participate in a meeting thereof by means of conference telephone or similar communications equipment allowing all persons participating in the meeting to hear and speak to each other. Participation by such means shall constitute presence in person at a meeting.

(h) Any member of the Management Committee may, by an instrument in writing, authorize another member to act as such representative’s proxy at any meeting or meetings or by written consent and to vote on behalf of such representative. Any action required or permitted by this Agreement to be taken by the Management Committee may be taken if consented to by such members thereof sufficient to take such action at a meeting of such Committee at which all members were present and voting.

(i) A member of the Management Committee shall be automatically removed from the Management Committee, shall automatically cease to be a Managing Member and shall become a Special Member if such person shall cease to be employed by at least one of the Advisor, EPI, EGH, EG LLC or EPS East for any reason (including by reason of termination of employment). The resignation or removal of a member of the Management Committee shall not invalidate any act of such member taken before the giving of written notice of the removal or resignation of such member.

(j) Except as provided in the proviso to Section 3.2(d) and Section 4.3(b), a member of the Management Committee shall not be obligated to abstain from voting on any matter (or vote in any particular manner) because of any interest (or conflict of interest) of such member in such matter; provided that the interest (or conflict of interest) of such member is disclosed to the other members prior to any vote thereon.

(k) The members of the Management Committee shall at all reasonable times have free access to the books of the Company for the purpose of inspecting the same.

SECTION 3.3. Certain Duties and Obligations of the Management Committee. (a) The Management Committee shall take all actions which may be necessary or appropriate on its part (i) for the formation and continuation of the Company as a limited liability company under the Act and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

(b) The Management Committee shall take (and each Member agrees to cooperate with the Management Committee and approves of the Management Committee’s taking on such Member’s behalf) all action which is reasonably necessary (i) to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) in order to protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business. To the extent reasonably necessary for the conduct of the Company’s business or the performance by the Management Committee of its responsibilities hereunder, the Management Committee shall take or cause to be taken all action required to register or qualify the Company, under applicable federal, state and foreign securities laws and rules and regulations of applicable self-regulatory organizations, and to maintain such registrations, qualifications and memberships in effect for so long as required.

SECTION 3.4. Exculpation and Indemnification. (a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, no Member nor any of its officers, directors, shareholders, members, partners, employees, representatives or agents nor any officer, employee, representative or agent of the Company or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other Member for (i) any act or omission taken or suffered by such Covered Person in connection with the Company or otherwise in connection with this Agreement, any related document or the matters contemplated hereby or thereby, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, a violation of applicable securities laws or a willful material uncured breach of this Agreement, the Investment Advisory Agreements, the Fund Partnership Agreements or any related document by such Covered Person, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Company unless such Covered Person was responsible for the selection or monitoring of such broker or agent and acted in such capacity with gross negligence, and except that nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of any rights under other laws which as a matter of law may not be waived.

(b) To the fullest extent permitted by law, the Company shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of or in connection with the Company, its property, its business or affairs, including acting as a director or the equivalent of a company any securities of which are or were a Portfolio Investment; provided that a Covered Person shall be entitled to indemnification hereunder only to the extent that such Covered Person’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence or a willful material uncured breach of this Agreement, the Investment Advisory Agreement, the Fund Partnership Agreements or any related document by such Covered Person, and nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of rights under other laws which as a matter of law may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defense or settlement of any claim, demand, action, suit or proceeding may, with the approval of the Management Committee, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined that the Covered Person is not entitled to be indemnified as authorized hereunder.

(c) The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(d) To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, such

Member acting under this Agreement shall not be liable to the Company or to any such other Member for his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to modify to that extent such other duties and liabilities of such Member.

(e) Whenever in this Agreement a person is permitted or required to make a decision (i) in his or her “sole discretion,” “sole and absolute discretion” or “discretion” or under a grant of similar authority or latitude, the person shall be entitled to consider any interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

SECTION 3.5. Officers. Subject to the direction of the Management Committee, the day-to-day administration of the business of the Company may be carried out by employees and agents who may be designated as officers, with titles including but not limited to “founder,” “chairman,” “vice chairman,” “principal,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “director,” “chief operating officer” and “chief financial officer,” as and to the extent authorized by the Management Committee. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Management Committee and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person.

SECTION 3.6. Family Related Members’ Interests as Non-Voting. Any Interest held by a Family Related Member (including any portion of a Member’s Interest transferred to such Family Related Member) or any portion of a Member’s Interest transferred to such Member’s heirs upon the death of such Member shall be deemed to possess only those rights granted to Non-Managing Members hereunder, shall be deemed a non-voting Interest and accordingly shall not include the right to vote on any matter.

ARTICLE IV

Distributions

SECTION 4.1. Distributions — General Principles and Definitions. (a) Except as otherwise expressly provided in this Article IV or in Article VII, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of any capital contribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of such Member’s interest in the Company if such distribution would violate the Act or any other applicable law.

(b) Distributions pursuant to this Article IV may be made in cash or in Securities, provided that distributions of Carried Interest Proceeds and Capital Proceeds shall be made to the extent practicable in the same form and proportions as such Carried Interest Proceeds and Capital Proceeds are received by the Company from the Funds. Distributions of Securities shall be made in the same manner as if cash in an amount equal to the Fair Market Value of such Securities were to be distributed. Distributions consisting of both cash and Securities shall be made, to the extent practicable, in the same proportions of cash and Securities to each Member receiving such distributions. To the extent practicable, distributions consisting of or including Securities shall be made in a manner such that each Member entitled to receive such a distribution shall receive Securities with the same rights attendant thereto (including registration, voting and anti-dilution rights) as the other Members receiving such Securities in any concurrent distribution.

(c) (i) “Temporary Investment Proceeds” means income from sources other than the Funds or Portfolio Investments, net of Company expenses and reserves for Company expenses allocable thereto.

(ii) “Capital Proceeds” with respect to the Company or any other person means the distributions and proceeds to the Company or such other person from the Funds or Portfolio Investments other than Carried Interest Proceeds, including distributions and proceeds representing the return (whether of current income or disposition proceeds) in respect of having made capital contributions for such Portfolio Investments, net of Company expenses and reserves for Company expenses allocable thereto.

(iii) “Carried Interest Proceeds” with respect to the Company or any other person means the distributions and proceeds to the Company or such other person from Portfolio Investments pursuant to Sections 3.5(a)(vi), 3.5(a)(vii), 3.5(b)(iii), 3.5(b)(iv), 9.3 (to the extent distributions thereunder are attributable to the Company’s entitlements to receive distributions pursuant to the other sections of the limited partnership agreement of Evercore Capital Partners II L.P. referenced in this definition) and 10.6(b) of the limited partnership agreement of Evercore Capital Partners II L.P., or pursuant to similar provisions of the organizational documents of any Parallel Vehicles or alternative investment vehicles formed pursuant to the Fund Partnership Agreements (including any amounts placed on behalf of such other person into the Holdback Account pursuant to Section 4.5(a) hereof and any amounts placed into an Escrow Account pursuant to a Fund Partnership Agreement).

(d) Subject to Section 4.5 and to the maintenance of the Operating Reserve, distributions to the Members of Capital Proceeds and Carried Interest Proceeds shall be made as soon as practicable after the date such Capital Proceeds and Carried Interest Proceeds are received by the Company. Subject to the maintenance of the Operating Reserve, Temporary Investment Proceeds shall be distributed on an annual basis, or at such times as determined in the sole and absolute discretion of the Management Committee.

SECTION 4.2. Amounts and Priority of Distributions. (a) Treatment of Capital Proceeds. Each distribution of Capital Proceeds from a Portfolio Investment shall be made to the Members in proportion to their respective capital contributions through the Company for such Portfolio Investment; provided that (i) in order to avoid duplicative distributions, with respect to Special Members, for purposes of calculating any distribution of Capital Proceeds from a Portfolio Investment pursuant to this Section 4.2(a), the amount of the capital contributions made by such Special Member through the Company for such Portfolio Investment shall be reduced by the amount of the Repurchased Capital Contributions with respect to such Portfolio Investment and (ii) to the extent of any remaining outstanding balance of any Loan to a Borrowing Member, an amount equal to the After-Tax Capital Proceeds attributable to such distribution of Capital Proceeds to such Borrowing Member shall instead be applied to repay such Borrowing Member’s Loans but shall be treated for purposes of this Agreement as a distribution to such Borrowing Member.

(b) Treatment of Carried Interest Proceeds. Subject to Section 4.5, any Carried Interest Proceeds shall be paid to the Members in proportion to their respective Profit Sharing Percentages applicable to the relevant Portfolio Investment giving rise to such Carried Interest Proceeds as of the date of such Members’ distribution (taking into account adjustments as provided herein, including the repurchase rights provided in Section 4.4); provided that with respect to any such distribution to a Borrowing Member that is never placed in the Holdback Account and any distribution to a Borrowing Member out of the Holdback Account pursuant to Section 4.5(b) or 4.5(d), to the extent of any remaining outstanding balance of any Loan to such Borrowing Member, an amount equal to the excess of:

(i) the amount of such distribution, over

(ii) the product of (A) the Assumed Tax Rate, (B) the Profit Sharing Percentage of such Borrowing Member applicable to such Portfolio Investment and (C) the taxable income related to such Carried Interest Proceeds, shall instead be applied to repay such Borrowing Member’s Loan but shall be treated for purposes of this Agreement as a distribution to such Borrowing Member.

(c) Treatment of Temporary Investment Proceeds. Each distribution of Temporary Investment Proceeds shall be distributed among the Members in proportion to their respective proportionate interests in the Company property or funds that produced such Temporary Investment Proceeds, as reasonably determined by the Management Committee.

(d) Treatment of Distributions Upon Voluntary Termination of Employment or Termination for Cause. Notwithstanding anything in this Section 4.2 or the terms of any Borrowing Member’s Loan to the contrary, if (i) a Borrowing Member voluntarily terminates such Borrowing Member’s employment or, in the case of an Operating Executive, consultancy with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates or (ii) such Borrowing Member’s employment or, in the case of an Operating Executive, consultancy with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates is terminated for Cause, then such Borrowing Member shall be required to pay all outstanding Loans, together with all accrued and unpaid interest thereon, and in connection therewith, 100% of any distributions payable to such

Borrowing Member shall be applied to the repayment of such Borrowing Member’s outstanding Loans until all Loans of such Borrowing Member are repaid in full, together with all accrued and unpaid interest thereon, but shall be treated for purposes of this Agreement as a distribution to such Borrowing Member.

SECTION 4.3. Certain Adjustments in Profit Sharing Percentages. (a) Increases in Profit Sharing Percentages of Contributing Members Following Various Events Specified in Section 4.4. The amount, if any, by which the Profit Sharing Percentage of a Contributing Member applicable to a particular Funded Portfolio Investment or to Unfunded Portfolio Investments is reduced pursuant to Section 4.4 shall be reallocated among the Managing Members and their Family Related Members (or among the other Managing Members and their Family Related Members if the Member subject to reduction is a Managing Member or one of his or her Family Related Members) in proportion to their existing Profit Sharing Percentages in such Funded Portfolio Investment or Unfunded Portfolio Investments, as the case may be, or in such other manner and in such other amounts (which need not be proportionate) as the Management Committee shall determine.

(b) Restriction on Reduction in Profit Sharing Percentages. Except as provided in a Member’s Terms Letter or in Sections 4.3(c) and 4.4 herein, the Profit Sharing Percentage of any Member applicable to any Funded Portfolio Investment shall not be reduced without his or her consent. Except as provided in a Contributing Member’s Terms Letter, the Profit Sharing Percentage of any Contributing Member and his or her Family Related Members applicable to Unfunded Portfolio Investments may be reduced as of any Adjustment Date or as of any other date selected by the Management Committee without his or her consent by a vote of 75% in Interest of the members of the Management Committee (excluding the Managing Member subject to reduction). Except as provided in a Special Member’s Terms Letter or other agreement with the Company regarding the termination of such Special Member’s employment or consultancy, or pursuant to Sections 4.3(c) or 4.4 hereof, the Profit Sharing Percentage of a Special Member applicable to a particular Funded Portfolio Investment or to Unfunded Portfolio Investments shall not be subject to reduction. The Profit Sharing Percentage of GP Holdings applicable to a particular Funded Portfolio Investment or to Unfunded Portfolio Investments shall not be subject to reduction or increase. On the date of any such reduction, the amount of the reduction of a Contributing Member’s (or his or her Family Related Member’s) Profit Sharing Percentage applicable to a particular Funded Portfolio Investment or Unfunded Portfolio Investments, as the case may be, shall be reallocated among the Managing Members and their Family Related Members (or among the other Managing Members and their Family Related Members if the Member subject to reduction is a Managing Member) in proportion to their existing Profit Sharing Percentages in such Funded Portfolio Investment or Unfunded Portfolio Investments, as the case may be, or in such other manner and in such other amounts (which need not be proportionate) as 75% in Interest of the members of the Management Committee shall determine. For the avoidance of doubt, any adjustments in Profit Sharing Percentages pursuant to Section 4.3(c) shall not be considered “reductions” in Profit Sharing Percentages for purposes of this Section 4.3(b).

(c) Adjustments to Profit Sharing Percentages Due to Issuance of Interests. In the event of the admission of any person as an additional Member pursuant to Section 9.1 or the issuance of any Interest to any existing Member and his or her Family Related Member, the Profit Sharing Percentage allocated to such Member in connection therewith applicable to Unfunded Portfolio Investments shall reduce the Profit Sharing Percentages applicable to Unfunded Portfolio Investments of all other existing Contributing Members (including Special Members and their Family Related Members) pro rata based upon their Profit Sharing Percentages applicable to Unfunded Portfolio Investments immediately prior to such admission or issuance; provided that the Management Committee may, in its sole and absolute discretion determine that this provision shall not apply to one or more Contributing Members in any given instance. The allocation of the Profit Sharing Percentage to GP Holdings has reduced the Profit Sharing Percentages applicable to Unfunded Portfolio Investments and all unrealized Funded Portfolio Investments as of the Effective Date of all Managing Members pro rata based upon their Profit Sharing Percentages applicable to Unfunded Portfolio Investments and all unrealized Funded Portfolio Investments, as the case may be, immediately prior to the admission of GP Holdings as a Non-Managing Member.

(d) The Management Committee shall cause the books and records of the Company to reflect the Profit Sharing Percentage of each Member with respect to each Funded Portfolio Investment and to Unfunded Portfolio Investments.

SECTION 4.4. Repurchase Rights Following Termination of Employment and Default with Respect to Capital Contribution. (a) Repurchase Right Following Termination of Employment. Following the termination of employment or, in the case of an Operating Executive, consultancy of a Contributing Member (other than EGH) with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates (the “Termination Date”), the Company shall have the right, but not the obligation, to repurchase all or a portion of the Repurchase Percentage of such Member’s Profit Sharing Percentage applicable to particular Funded Portfolio Investments and Unfunded Portfolio Investments as of the Termination Date (subject to pro rata dilution pursuant to Section 4.3(c)) for the Repurchase Price, in accordance with the provisions of, and solely to the extent set forth in, this Agreement and such Member’s Terms Letter; provided that (i) such Member’s right to any Profit Sharing Percentage following such Member’s Termination Date, and the Company’s obligation to make any payments to such Member following such Member’s Termination Date, is expressly subject to the conditions set forth in such Member’s Terms Letter (including the Company’s right to repurchase all or a portion of such Member’s Profit Sharing Percentage not previously repurchased in the event that such Member fails to satisfy any of the conditions to such Member’s post-employment Profit Sharing Percentage) and (ii) such Member may be obligated to repay to the Company any payments received by such Member from the Company following termination of such Member’s employment or consultancy in respect of any Profit Sharing Percentage not repurchased by the Company upon violation of any of the conditions set forth in such Member’s Terms Letter. A Member shall remain obligated for further capital contributions with respect to such Member’s Profit Sharing Percentage applicable to particular Funded Portfolio Investments or Unfunded Portfolio Investments not repurchased and shall be responsible for such Member’s (A) Give-Back Amount and (B) share of other returns of distributions with respect to any Funded Portfolio Investments realized prior to the date of determination and any portion of such Member’s Profit Sharing Percentage applicable to particular Funded Portfolio Investments or Unfunded Portfolio Investments not repurchased. For the avoidance of doubt, this Section 4.4(a) shall not apply with respect to EGH or GP Holdings.

(b) Repurchase Right Following Default in Capital Contributions. If a Member defaults with respect to such Member’s obligation to make capital contributions pursuant to Section 5.1(a) below, the Company shall have the right, but not the obligation, to repurchase such defaulting Member’s entire Profit Sharing Percentage with respect to particular Funded Portfolio Investments and Unfunded Portfolio Investments (or, if such Member is not a Profit Sharing Member, such Member’s entire Interest) as of the date of default (i.e., the Repurchase Percentage shall be deemed to equal 100%) for the Repurchase Price; provided that a default shall not be deemed to have occurred until a ten day period immediately following the initial failure by such Member to make such capital contribution shall have expired; and provided further, that any such Member shall reimburse each other Member for any funds advanced by such other Member to cover any capital contributions owed by the defaulting Member to the Company, together with interest thereon at a per annum rate equal to the Default Interest Rate on the principal amount of the funds advanced, until such other Member shall have been reimbursed for all such funds advanced on behalf of the defaulting Member, together with all such interest due thereon.

(c) The repurchase rights set forth in this Section 4.4 may be exercised by notice provided by the Company to the applicable Member (a “Repurchase Notice”), specifying the percentage of the Profit Sharing Percentage which is to be repurchased (or, if such Member is not a Profit Sharing Member, such Member’s Interest which is to be repurchased). A Repurchase Notice shall be given by the Company to the applicable Member within 90 days after such Member’s default or termination of employment, as the case may be. Upon receipt of a Repurchase Notice, the Member who receives such Repurchase Notice shall be obligated to sell to the Company or its designee the Repurchase Percentage specified by the Company in the Repurchase Notice. With respect to any repurchase of a Member’s Profit Sharing Percentage (or, in the case of a Member which is not a Profit Sharing Member, such Member’s Interest) pursuant to this Section 4.4, the Company shall record in its books and records the Repurchase Price owed by the Company to such Member. The Repurchase Price shall be payable in installments. Each such installment shall be payable upon the distribution of Capital Proceeds to Members pursuant to Section 4.1 in respect of a particular Portfolio Investment, and the amount of each such installment shall equal the portion of the Repurchase Price payable at such time with respect to such Portfolio Investment. In lieu of the foregoing, the Company may, with the consent of the applicable Member, pay the Repurchase Price to such Member on such Member’s Termination Date, to the extent that such Repurchase Price is then determinable; to the extent that all or a portion of such Repurchase Price is not then determinable, the Company may pay the remainder of such Repurchase Price to such Member at such times that the Repurchase Price would otherwise be paid in accordance with this Section 4.4.

(d) Notwithstanding anything to the contrary in this Section 4.4 and the Terms Letters, the Management Committee in its sole and absolute discretion may agree to vary in any manner more favorable to a Member the amount by which such Member’s Profit Sharing Percentage (or, in the case of Member which is not a Profit Sharing Member, such Member’s Interest) would be reduced by the operation of the provisions of this Section 4.4 and the Terms Letters.

(e) The provisions and remedies in this Section 4.4 are not exclusive, and each such provision or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred herein or now or hereafter available at law or in equity or by statute or otherwise. Each Member acknowledges by his or her execution hereof that such Member has been admitted to the Company in reliance upon such Member’s agreements hereunder, that the Company and the other Members may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.

SECTION 4.5. Holdback Account; Payment of Clawback Amounts to the Funds. (a) Establishment of the Holdback Account. The Company shall establish a separate account (the “Holdback Account”) with a sub-account for each Profit Sharing Member. Except as provided in this Section 4.5, in lieu of distributing to the Profit Sharing Members the Carried Interest Proceeds to which they are otherwise entitled hereunder, the Company shall retain such Carried Interest Proceeds and shall credit the sub-account of each such Member in the Holdback Account with the amount of Carried Interest Proceeds otherwise distributable to such Member, in an amount equal to the product of such Member’s Carried Interest Proceeds multiplied by such Member’s Holdback Percentage. Subject to Section 4.5(b), in the event that a Managing Member ceases to be employed or retained as a consultant by any of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates and, thereby, becomes a Special Member, his or her Holdback Percentage, and the Holdback Percentage of his or her Family Related Members, shall be adjusted to equal 100%.

(b) Distributions out of the Holdback Account. (i) The Management Committee in its sole and absolute discretion may determine to distribute to any Profit Sharing Member all or any portion of the amounts in such Member’s sub-account in the Holdback Account and/or terminate the requirement that such Member’s distributions of Carried Interest Proceeds be placed in the Holdback Account, subject to such conditions, undertakings, guarantees, security, credit support and/or other provisions, as the Management Committee in its sole and absolute discretion at that time may deem necessary or advisable, without regard as to whether similar or different requirements have been established with respect to other Profit Sharing Members.

(ii) An amount equal to the interest or other amounts earned on the funds in the Holdback Account may be released and paid to the Profit Sharing Members in proportion to their respective interests in the Holdback Account as determined from time to time by the Management Committee. Any amounts distributed to the Company out of an Escrow Account pursuant to the proviso to Section 3.6(b) of the limited partnership agreement of Evercore Capital Partners II L.P. (or pursuant to similar provisions of the organizational documents of any Parallel Vehicles or alternative investment vehicles formed pursuant to the Fund Partnership Agreements) may be paid to the Profit Sharing Members in proportion to their respective interests in such Escrow Account as determined from time to time by the Management Committee.

(c) Payment of Clawback Amounts to the Funds. (i) If at any time after all amounts in the Escrow Account have been used to satisfy any Interim GP Clawback Amount or Giveback Obligation to any of the Funds pursuant to Sections 5.2 and 9.4, respectively, of the limited partnership agreement of Evercore Capital Partners II L.P. (or pursuant to similar provisions of the organizational documents of any Parallel Vehicles or alternative investment vehicles formed pursuant to the Fund Partnership Agreements), the Company is still required to contribute any such Interim GP Clawback Amount or Giveback Obligation to any of the Funds, then:

(A) there shall be deducted against each Profit Sharing Member’s sub-account in the Holdback Account an amount (such Member’s “Give-Back Amount”) which equals (I) the product of (x) such Member’s Carried Interest Give Back Percentage and (y) the aggregate Interim GP Clawback Amounts or Giveback Obligation, as the case may be, which the Company is then contributing to the Funds, minus (II) amounts already paid out of the Escrow Account with respect to the aggregate Interim GP Clawback Amounts or Giveback Obligation, as the case may be, on behalf of such Member,

(B) each Profit Sharing Member shall promptly contribute to the Company an amount equal to the excess, if any, of (I) such Member’s Give-Back Amount over (II) the amount of such Member’s sub-account, if any, in the Holdback Account, and

(C) the Interim GP Clawback Amounts or Giveback Obligation shall be paid out of the funds deducted or contributed pursuant to clauses (A) and (B) above.

(ii) The Company shall be entitled to collect interest on the amount which any Profit Sharing Member has failed to timely pay pursuant to this Section 4.5(c) from the date such amount was to have been paid to the date of payment in full at a rate equal to the Default Interest Rate. Any Profit Sharing Member defaulting on his or her obligation to contribute to the Company any amount pursuant to this Section 4.5(c) shall be obligated to reimburse the Company for all reasonable attorney’s fees and expenses and all other costs and expenses incurred by the Company in enforcing against such Member such obligation. The Company shall have the right to set-off as appropriate and apply against such Member’s obligation to make such contribution, any default interest accruing thereon and such Member’s reimbursement obligations hereunder, any amounts otherwise payable to such Member by the Company or any other Affiliate thereof (including amounts unrelated to Carried Interest Proceeds, such as returns of capital, profit thereon and dividends, as well as employee salary or bonus). In addition, pursuant to the Fund Guarantees and subject to Sections 10.17 and 10.19, in the event that any Profit Sharing Member defaults on his or her obligation to contribute to the Company any amount pursuant to this Section 4.5(c) (a “Defaulted Amount”), each Profit Sharing Member shall be required to contribute an amount which equals the product of (I) the percentage obtained by dividing (x) such Member’s Give-Back Amount by (y) the aggregate amount of Give-Back Amounts of all Profit Sharing Members and (II) the Defaulted Amount; provided that in no event shall any Profit Sharing Member be obligated to contribute an amount in excess of 125% of such Member’s Give-Back Amount. The Management Committee may determine in its sole discretion to reimburse to any Profit Sharing Member who has contributed a portion of a Defaulted Amount any amounts collected, pursuant to the Company’s right of set-off or otherwise, from the defaulting Profit Sharing Member.

(iii) A Profit Sharing Member’s obligation to make payments under this Section 4.5 shall survive the termination of the Company, termination of such Member’s employment or consultancy with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates and such Member’s withdrawal from the Company, so that for purposes of this Section 4.5 a former Member shall continue to be treated as a Profit Sharing Member.

(d) Release of Funds in Holdback Account; Contingent Liabilities. Any amounts remaining in a Profit Sharing Member’s sub-account in the Holdback Account after deduction of any amounts required by Section 4.5(c) shall be distributed to such Member as promptly as practicable following the Final Clawback Determination Date; provided that if there is any Proceeding then pending or any other liability or claim then outstanding against the Company or any Fund and the Management Committee in its sole and absolute discretion determines that such amounts in the Holdback Account may be necessary to satisfy Profit Sharing Members’ share of any obligation arising out of such Proceeding, liability or claim, then the Management Committee shall so notify the Profit Sharing Members and, in that event, such amounts, or the portion thereof specified by the Management Committee in such notice, shall be retained in the Holdback Account until such time or times as the Management Committee in its sole and absolute discretion determines that such amounts may be distributed to the Profit Sharing Members.

(e) Tax Matters Relating to the Holdback Account. To the extent determined by the Management Committee from time to time in its sole discretion, on an estimated tax payment date for a Profit Sharing Member on behalf of whom amounts are placed in the Holdback Account (a “Holdback Member”) in any year, the Company may make a cash advance against distributions of Carried Interest Proceeds to such Holdback Member to the extent distributions actually received by such Holdback Member (net of amounts placed in the Holdback Account) are not sufficient for such Holdback Member to pay when due estimated income tax imposed on it, calculated using the Assumed Income Tax Rate (the “Estimated Income Tax Amount”). Amounts of Carried Interest Proceeds otherwise distributable to a Holdback Member pursuant to Section 4.2(b) shall be reduced by the amount of any Estimated Income Tax Amounts distributed to such Holdback Member pursuant to this Section 4.5(e) until all such Estimated Income Tax Amounts are restored. As promptly as reasonably practicable following the end of the fiscal year of the Company to which such Carried Interest Proceeds are attributable, the Company shall calculate, with respect to each Holdback Member who has received a distribution of an Estimated Income Tax Amount, the product of (x) the actual taxable income allocable in respect of the Carried Interest Proceeds attributable to such Holdback Member in such year less the cumulative taxable loss that has been allocated to such Holdback Member to the extent such loss has not previously reduced taxable income pursuant to this provision and (y) the Assumed Income Tax Rate (the “Recalculated Income Tax Amount”). If any Holdback Member has received distributions under this Section 4.5(e) or Section 4.5(b) for such year which are less than the Recalculated Income Tax Amount, as determined by the Management Committee in its sole discretion, the Company may distribute to such Holdback Member the amount of such deficiency, together with any penalties or interest assessed that are attributable to a differential between the Estimated Income Tax Amount and the Recalculated Income Tax Amount, out of the funds in the Holdback Account on the due date for the filing of such Holdback Member’s tax return for such year. If any Holdback Member has received distributions of aggregate Estimated Income Tax Amounts in excess of the Recalculated Income Tax Amount (such excess, the “Excess Income Tax Amount”), such Holdback Member shall as promptly as practicable (and, in any event, within 90 days of such notice) contribute to the Company the amount specified in such notice, without interest thereon, for credit to the Holdback Account; provided that, until such Excess Income Tax Amount is repaid in full, to the fullest extent provided at law or in equity, the Company shall have a security interest in all rights, title and interest in and to such Member’s interest in the Company, and, notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to make any further payment or distribution to such Member until such Excess Income Tax Amount shall have been repaid. The Company shall have the right to set-off as appropriate and apply against such Member’s obligation to make such contribution pursuant to this Section 4.5(e) the obligations of the Company to distribute funds pursuant to this Section 4.5(e) and any amounts otherwise payable to such Member by the Company or any other Affiliate thereof (including amounts unrelated to Estimated Income Tax Amounts and Excess Income Tax Amounts, such as returns of capital, profit thereon and dividends, as well as employee salary or bonus).

(f) Recontribution.

(i) In the event that any Profit Sharing Member has a Profit Sharing Percentage with respect to any Portfolio Investments subject to a Writedown, but the aggregate amount of (A) Carried Interest Proceeds received by such Member minus (B) the product of (x) the taxable income related to such Carried Interest Proceeds and (y) the Assumed Income Tax Rate (“After-Tax Carried Interest Proceeds”) is less than such Member’s share (based on Profit Sharing Percentage applicable to each Portfolio Investment subject to a Writedown) of the aggregate amount of such Writedowns, the Management Committee may in its sole discretion determine that the Company shall make a Loan to such Member in respect of the difference between such Member’s share (based on Profit Sharing Percentage applicable to each Portfolio Investment subject to a Writedown) of the aggregate amount of such Writedowns and the aggregate amount of After-Tax Carried Interest Proceeds received by such Member. Such Loan shall bear interest at a rate of 8% per annum until repaid in full, or contain such other terms as the Management Committee may determine.

(ii) In the event that any Profit Sharing Member has a Profit Sharing Percentage with respect to any Portfolio Investments subject to a Writedown, and the aggregate amount of After-Tax Carried Interest Proceeds received by such Member is greater than such Member’s share (based on Profit Sharing Percentage applicable to each Portfolio Investment subject to a Writedown) of the aggregate amount of such Writedowns, the Management Committee may in its sole discretion require such Member to recontribute an amount in respect of the difference between the aggregate amount of After-Tax Carried Interest Proceeds received by such member and such Member’s share (based on Profit Sharing Percentage applicable to each Funded Portfolio Investment subject to a Writedown) of the aggregate amount of such Writedowns. Any amounts so recontributed shall be deposited in the Holdback Account and credited to such Member’s sub-account in the Holdback Account, or treated otherwise as the Management Committee may determine.

(iii) In addition to the provisions of this Section 4.5(f), the Management Committee may, from time to time, revise and/or supplement its policy with respect to the treatment of recontributions, as reflected in internal documentation of the Company and its Affiliates.

ARTICLE V

Capital Contributions and Capital Commitments; Allocations; Expenses

SECTION 5.1. Capital Contributions. (a) (i) Capital Calls for Contributions to Funds. At least five Business Days prior to each date on which the Company is required to make a capital contribution pursuant to the Fund Partnership Agreements, each Contributing Member shall make a capital contribution to the Company in immediately available funds in an amount equal to the product of (A) the amount of such capital contribution to be made by the Company and (B) a fraction the numerator of which shall be the Unpaid Capital Commitment of such Contributing Member and the denominator of which shall be the Unpaid Capital Commitments of all Contributing Members; provided that no default shall be deemed to have occurred hereunder until the date on which the Company is required to make such capital contribution; provided, further, that the Management Committee may require the Managing Members and their Family Related Members to contribute all or any portion of the capital contribution that otherwise would be made by a Professional Member and his or her Family Related Members; provided, further, that no Member shall be required to make a capital contribution pursuant to this Section 5.1(a)(i) in an amount greater than its Unpaid Capital Commitment; provided, further, that GP Holdings shall not be required to make any capital contributions pursuant to this Section 5.1(a)(i). The Management Committee shall give each Contributing Member at least five Business Days prior notice of the amount to be contributed by such Contributing Member pursuant to this Section 5.1(a)(i). Any amount so contributed shall reduce such Contributing Member’s Unpaid Capital Commitment. The Company may invest, until such capital contributions are made to the Funds, any funds received by it from a Contributing Member pursuant to this Section 5.1(a)(i) in the manner determined by the Management Committee. Any interest earned thereon shall be for the account of such Contributing Member and shall be distributed to such Contributing Member promptly following the date on which such capital contributions are made to the extent that the Management Committee determines in good faith that such interest is not required to pay expenses of the Company.

(ii) Other Capital Calls. The Management Committee may determine in its sole and absolute discretion at any time or from time to time that the Company requires additional capital to meet its obligations for extraordinary expenses such as litigation expenses or other expenses of the Company. In the event the Management Committee issues such a capital call, each Member shall make a capital contribution to the Company in immediately available funds in an amount equal to the product of (A) the amount of such required capital and (B) such Member’s Profit Sharing Percentage applicable to Unfunded Portfolio Investments; provided that the Management Committee may calculate the capital contributions to be made by the Members with respect to such expenses on any other basis (including on the basis of Unpaid Capital Commitments and/or requiring certain, but not all, Members to make capital contributions for extraordinary expenses) if the Management Committee determines in good faith that such other basis is clearly more equitable; provided, further, that no Contributing Member shall be required to make a capital contribution pursuant to this Section 5.1(a)(ii) in an amount greater than its Unpaid Capital Commitment. The Management Committee shall give each Member at least five Business Days prior notice of the amount to be contributed by such Member pursuant to this Section 5.1(a)(ii). Any amount so contributed by a Contributing Member shall reduce such Contributing

Member’s Unpaid Capital Commitment. The Company may determine, in the sole discretion of the Management Committee, to advance funds out of the Operating Reserve to any Member to fund such Member’s capital contributions.

(iii) Returns of Distributions. If at any time the Management Committee in its sole and absolute discretion determines that the Company cannot meet its obligations for extraordinary expenses such as litigation expenses, the Management Committee may require each Member and former Member to return distributions made to such Member hereunder for the purpose of meeting such Member’s pro rata share (based on the Members’ After-Tax Carried Interest Amounts) of such obligations in an amount up to, but in no event in excess of, the aggregate amount of distributions actually received by such Member from the Company. The Management Committee shall give each Member and former Member at least five Business Days prior notice of the amount to be contributed by such Member pursuant to this Section 5.1(a)(iii). The Management Committee may require returns of distributions pursuant to this Section 5.1(a)(iii) without regard to whether a call for capital contributions could be made pursuant to Section 5.1(a)(ii). Notwithstanding the foregoing, no Member shall be required to return distributions under this Section 5.1(a)(iii) other than for obligations arising primarily from activities of the Company during the period of such Member’s (or in the case of a Family Related Member, its associated Individual Member’s) employment with, or retention by, EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates. For purposes of this Section 5.1(a)(iii), any amounts received by the Company pursuant to Section 4.2 with respect to the repayment of Loans made by the Company shall be treated as if they had been received by the applicable Borrowing Member.

(b) Consequences of Capital Call Default. In the event that a Member defaults with respect to such Member’s obligation to make capital contributions or return distributions pursuant to Section 5.1(a) (such Member being sometimes referred to herein as a “Defaulting Member”), the Management Committee at its option may (i) require other Members to make such capital contribution in proportion to their respective Profit Sharing Percentages, or on any other basis (including on the basis of Unpaid Capital Commitments and/or requiring certain, but not all, Members to make capital contributions) if the Management Committee determines in good faith that such other basis is clearly more equitable, or (ii) arrange for the amount of such capital contribution to be advanced on behalf of such Defaulting Member on such terms as the Management Committee shall determine in its sole and absolute discretion to be fair and equitable, which may include provision for security as provided below. Each Member hereby grants to the Company a right of set-off and a security interest, effective upon such Member becoming a Defaulting Member, in all accounts receivable and other rights to receive payment (other than in respect of employee salary or bonus) from the Company or any of its Affiliates and agrees that, upon the effectiveness of such security interest, the Company may sell, collect or otherwise realize upon such collateral.

(c) A Profit Sharing Member’s Unpaid Carried Interest Capital Commitment will be adjusted proportionately with adjustments (including to zero) in Profit Sharing Percentages. Any adjustment of the Carried Interest Capital Commitment of a Profit Sharing Member shall be reflected on the books and records of the Company. If at any time the Profit Sharing Percentage and Unpaid Capital Commitment of a Member are reduced to zero and such Member has not made a capital contribution to the Company, the Management Committee may remove such Member as a Member of the Company. For the avoidance of doubt, the EGH Capital Commitment shall not be subject to reduction pursuant to this Section 5.2(c) or otherwise upon the admission of any additional Members.

(d) Except as provided in this Section 5.1, no Member shall be required to make capital contributions to the Company.

SECTION 5.2. Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member. The Capital Account of each Member shall be credited with such Member’s capital contributions, if any, to the Company, all Profits allocated to such Member pursuant to Section 5.3 and any items of income or gain which are specially allocated pursuant to Section 5.4; and shall be debited with all Losses allocated to such Member pursuant to Section 5.3, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.4, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. To the extent not provided for in the preceding sentence, the Capital Accounts of the Members shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

SECTION 5.3. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain, loss or deduction of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, after giving effect to the special allocations set forth in Sections 5.4(b), (c), (d), (e), (f), (g), (h) and (i) and immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 7.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their respective Carrying Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 7.3 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, minus (iii) such Member’s obligations in respect of any Interim GP Clawback Amount or Final Clawback Amount.

SECTION 5.4. Special Allocations. Notwithstanding any other provision in this Article V, (a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.4(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.4(b) were not in this Agreement. This Section 5.4(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.4(b) and this Section 5.4(c) were not in this Agreement.

(d) Payee Allocation. In the event any payment to any person that is treated by the Company as the payment of an expense is recharacterized by a taxing authority as a Company distribution to the payee as a Member, such payee shall be specially allocated an amount of Company gross income and gain as quickly as possible equal to the amount of the distribution.

(e) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Capital Account balances.

(f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(g) Allocations Relating to Taxable Issuance of Membership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance (or deemed issuance) of an Interest to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(h) Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Company, or an entity owned directly or indirectly by the Company, shall be allocated to the Members in proportion to the Members’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.4(h) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.

(i) Capital Gain. Capital Gain shall be allocated to each Convertible Holder, pro rata in accordance with their ownership of Convertible Interests, in an amount equal to the excess of (i) the amount distributable to such holder pursuant to Section 7.3(b)(ii) (without regard to the proviso at the end of Section 7.3(b)(ii)) over (ii) amounts previously allocated pursuant to this Section 5.4(i).

SECTION 5.5. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Management Committee) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Company shall use the traditional method (as such term is defined in Treas. Reg. section 1.704-3(b)(1)) for all Section 704(c) allocations and “reverse Section 704(c)” allocations. Notwithstanding the foregoing, the Tax Matters Member shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members, within the meaning of the Code and Treasury Regulations.

SECTION 5.6. Tax Advances. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member or the Company is subjected to tax itself by reason of the status of any Member (“Tax Advances”), the Management Committee may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall, at the option of the Management Committee, (i) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Management Committee selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance. The Company shall also have the right to set-off as appropriate and apply against such Member’s obligation to repay Tax Advances any amounts otherwise payable to such Member by any Affiliate of the Company (including amounts such as returns of capital, profit thereon and dividends, but not employee salary or bonus). Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Member.

SECTION 5.7. Expenses. Except as otherwise agreed to by the Members, the Company shall bear and be responsible for all expenses incurred in connection with the operation of the Company. The Management Committee may cause the Company to borrow from any Affiliate on such terms as the Management Committee may reasonably determine for the payment of expenses, and may cause the Company to pay expenses and repay borrowings from any source of funds of the Company as the Management Committee may determine.

ARTICLE VI

Books and Reports; Tax Matters

SECTION 6.1. General Accounting Matters. (a) The Management Committee shall keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Profits and Losses, Members’ Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept by the Company at its principal office and shall be available for inspection by any Member or the estate or other legal representative thereof during normal business hours; provided that to the fullest extent permitted by law, other than as provided in Section 6.1(b) below, the Management Committee may withhold access of any Member (or the estate or other legal representative thereof) who is not a Managing Member to information regarding the affairs of the Company to the extent that the Management Committee reasonably determines that it is in the interests of the Company to withhold such access for reasons of confidentiality, but may not withhold access to any such information from the professional advisors of any such Member (or the estate or other legal representative thereof) who need access to such information for purposes of monitoring compliance with the provisions hereof if such professional advisors agree to comply with such measures as the Management Committee may reasonably impose to preserve the confidentiality of such information from such Member (or the estate or other legal representative thereof). The Company’s books of account shall be maintained in United States dollars and kept on the tax basis method of accounting in accordance with principles established by the Management Committee and otherwise in accordance with United States generally accepted accounting principles and on a basis consistent with the books of account of the Funds.

(b) As promptly as possible after the close of each Fiscal Year of the Company, the Management Committee shall cause an examination of the financial statements of the Company as of the end of each such Fiscal Year to be made. As soon as is practicable after the close of each Fiscal Year, a copy of the financial statements of the Company shall be furnished to each Managing Member and shall include, as of the end of such Fiscal Year:

(i) a statement of net assets of the Company;

(ii) a statement of income or loss and a statement of Members’ capital; and

(iii) a statement of changes in cash flow of the Company.

In addition, each person that was a Member at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Member to prepare its Federal, state, local and foreign income tax returns based upon such person’s status as a Member, such other information as such Person may reasonably request for the purpose of applying for withholding taxes and a statement as to such Member’s Capital Account as at the close of such Fiscal Year.

SECTION 6.2. Fiscal Year. The Fiscal Year of the Company shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.

SECTION 6.3. Certain Tax Matters. The Management Committee shall prepare or cause to be prepared all Federal, state and local, as well as foreign, if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed. The Management Committee shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Management Committee may cause the Company to make or refrain from making any and all elections permitted by such tax laws. The Company and each Member hereby designate David Wezdenko (or such other Member as the Management Committee may designate) as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member will take no action which is reasonably expected to have a material adverse effect on one or more of the Members unless such action is approved by the Management Committee. The Tax Matters Member will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the Tax Matters Member with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. The Tax Matters Member will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent which consent shall not be unreasonably withheld. The Tax Matters Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code.

ARTICLE VII

Dissolution

SECTION 7.1. Dissolution. The Company shall be dissolved and subsequently terminated upon a determination by the Management Committee to dissolve the Company at any time following the dissolution and termination of the Funds. The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Member shall not cause the dissolution of the

Company, and following any such event the remaining Members shall have the right to continue the business of the Company. The Company shall not be dissolved as a result of there no longer being any Member of the Company if the Company is continued in accordance with Section 18-801(a)(4) of the Act.

SECTION 7.2. Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Management Committee. The Management Committee shall use its best efforts to reduce to cash and cash equivalent items such assets of the Company as the Management Committee shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax, legal and business considerations).

SECTION 7.3. Final Distribution. Within 120 calendar days after the effective date of dissolution of the Company (or such later date as the Management Committee shall determine), the assets of the Company shall be distributed in the following manner and order:

(a) to satisfy all creditors of the Company (including the payment of expenses of the winding-up, liquidation and dissolution of the Company), including Members who are creditors of the Company, to the extent otherwise permitted by law, either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves, in amounts established by the Management Committee); and

(b) the remaining assets, if any, of the Company with respect to Members shall be applied and distributed as follows:

(i) First, pro rata to the Members that hold Regular Company Interests until each such Member receives an amount equal to the amount of its capital balance as reflected on the books and records of the Company.

(ii) Second, to the Convertible Holders in an amount equal to, for each Portfolio Investment, the product of (x) such holder’s Profit Sharing Percentage and (y) a fraction, the numerator of which is equal to the amounts distributed pursuant to clause (i) and the denominator of which is equal to one (1) minus such holder’s Profit Sharing Percentage; provided, however, that the Convertible Holders shall not be distributed any amounts under this clause (ii) in excess of the amount equal to Capital Gain derived from Capital Gain Assets acquired after the date of such Convertible Holder’s admission to the Company;

(iii) Third, pro rata to each of the Members and Convertible Holders in accordance with Section 4.2.

(c) Limitations on distributions to Convertible Holders. It is the intention of the parties to this Agreement that distributions to the Convertible Holders be limited to the extent necessary so that the Convertible Units constitute “profits interests” for U.S. federal tax purposes (except to the extent of contributed capital) and the parties will comply with the requirements of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.

SECTION 7.4. No Obligation to Restore Capital Accounts. Except as provided in Section 4.5 and Section 5.1(a)(iii) and as may otherwise be required by law, no Member whose

Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Member or to contribute cash or other assets to the Company to restore or make up the deficit in such Member’s impaired Capital Account.

ARTICLE VIII

Transfer of Members’ Interests; Special Members

SECTION 8.1. Transfer of Membership Interests. (a) No Member may, directly or indirectly, Transfer such Member’s interest in the Company without advance notice to and the prior consent of each Founding Member, which consent may be given or withheld in such Founding Member’s sole and absolute discretion. Notwithstanding the foregoing, no consent shall be necessary in the case of a Transfer by a Managing Member upon her or his death, to her or his estate or heirs, and in which event such interest shall nevertheless be deemed to be held by the initial holder thereof for purposes of determining consequences under Sections 4.4 and 4.5, unless the Management Committee reasonably determines upon advice of counsel that such Transfer would materially increase the likelihood that either the Company would be subject to the registration requirements of the Investment Company Act of 1940, as amended, or jeopardize the status of the Company as a partnership for federal income tax purposes.

(b) Upon a Member’s Transfer of all or any part of such Member’s Interest in the Company to any person under Section 8.1(a) (including an Affiliate of such Member or a permitted transferee under Section 8.1(a)) (the “Assignee”), such Assignee shall be admitted as a substitute Member in lieu of such transferor Member only with the written consent of the Management Committee which consent may be given or withheld in its sole and absolute discretion.

(c) Unless an Assignee is admitted as a substitute Member in accordance with Section 8.1(b), a Transfer by a Member of all or any part of such Member’s interest in the Company shall not release such Member from any of such Member’s obligations or liabilities (including, without limitation, such Member’s obligations to make capital contributions hereunder and such Member’s liability therefor), or limit the Management Committee’s rights with respect to such Member, of any nature whatsoever arising under this Agreement, and such Assignee shall be entitled only to allocations and distributions with respect to its Interest and shall have no right to vote such Interest, to participate in the management of the Company or to any accounting or information concerning the affairs of the Company and shall not have any of the other rights of a Member under this Agreement.

(d) Any purported Transfer by a Member of all or any part of its interest in the Company in violation of this Article VIII shall be null and void and of no force or effect.

SECTION 8.2. Special Members. Except as expressly provided in this Agreement, a Special Member’s Terms Letter or any other agreement with the Company regarding the termination of such Special Member’s employment or consultancy, Special Members shall have no rights as Members under this Agreement or the Act. Without limitation of the foregoing, except as expressly provided in this Agreement, a Special Member’s Terms Letter or any other agreement with the Company regarding the termination of such Special Member’s employment or consultancy, Special Members shall have no right to receive any distributions from the Company and shall have no right to approve any actions by the Company, including without limitation under Sections 18-209, 18-213, 18-216, 18-305, 18-503, 18-504, 18-604, 18-606, 18-702, 18-704, 18-801, 18-803 and 18-1001 of the Act. Each of the Members hereby acknowledges these provisions and agrees to be bound hereby at and following such time, if any, that such Member becomes a Special Member.

SECTION 8.3. Conversion of Convertible Interests to Regular Company Interests. The Convertible Interests shall convert to Regular Company Interests when the amount of Capital Gain that has been allocated pursuant to Section 5.4(i) (as the result of either an actual sale or an adjustment to the Carrying Values of all of the assets in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)) equals the amount distributable to the Convertible Holders pursuant to Section 7.3(b)(ii) (without regard to the proviso at the end of Section 7.3(b)(ii)).

ARTICLE IX

Additional Members

SECTION 9.1. Admission of Additional Members; Allocation of Profit Sharing Percentage. (a) A person may be admitted subsequent to the date hereof as an additional Member with the consent of the Management Committee. Upon the admission of any additional Member, such Member may be allocated Profit Sharing Percentages applicable to Unfunded Portfolio Investments (which percentages, if any, may or may not be the same) in such amounts, if any, as are agreed to by the Management Committee.

(b) Concurrently with the admission of any substitute or additional Member, the Management Committee shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Member in place of the transferor Member, or the admission of an additional Member. The admission of any person as a substitute or additional Member shall be conditioned upon such person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(c) The Management Committee may in its sole and absolute discretion admit Operating Executives as Professional Members and allocate to such Operating Executives Profit Sharing Percentages applicable only to certain Portfolio Investments. The terms of such Operating Executive’s participation in the Company (including such Operating Executive’s Profit Sharing Percentage in particular Portfolio Investments, vesting arrangements and post-consultancy covenants) shall be set forth in a separate letter agreement to be entered into with such Operating Executive with the consent of the Management Committee.

(d) From time to time, in the sole discretion of the Management Committee, a person or entity may be deemed to be a Special Member and the Management Committee may allocate to such Special Member Profit Sharing Percentages applicable to particular Funded Portfolio Investments or Unfunded Portfolio Investments (which percentages, if any, may or may not be the same) in such amounts, if any, as are reflected on the books and records of the Company from time to time, which Profit Sharing Percentages may be adjusted from time to time, notwithstanding that such person or entity may not be a signatory to this Agreement. In the event that any such person or entity accepts the benefits of being treated as a Special Member, including the acceptance of any payments made in respect of a Profit Sharing Percentage allocated to such person or entity, such person or entity shall be deemed to be bound by the obligations and other provisions contained in this Agreement, including without limitation Section 8.2, in accordance with the Act.

ARTICLE X

Miscellaneous

SECTION 10.1. Arbitration; Waiver of Partition/Action for Accounting. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or to the Company’s affairs or the rights or interests of the Members including, but not limited to, the validity, interpretation, performance, breach or termination of this Agreement, whether arising during the Company term or at or after its termination or during or after the liquidation of the Company, shall be settled exclusively by arbitration in New York City by three neutral arbitrators in accordance with the International Arbitration Rules then obtaining of the American Arbitration Association. If the parties to any such controversy are unable to agree upon such arbitrators, then the arbitrators shall be appointed in accordance with such rules. The parties consent to the nonexclusive jurisdiction of the Supreme Court of the State of New York, and of the United States District Court for the Southern District of New York, for the purposes of any judicial proceeding ancillary to such arbitration.

(b) Except as may be otherwise required by law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

SECTION 10.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

SECTION 10.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, in particular, the estate of a deceased Member shall remain liable for all of such Member’s obligations hereunder to the extent that such obligations are not expressly affected by such Member’s death under the terms hereof. Any Member who is entitled to a post-employment Profit Sharing Percentage following termination of such Member’s employment or, in the case of an Operating Executive, consultancy of a Member with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates may assign, at the time of such termination of employment, his or her right to receive all or a portion of such post-employment Profit Sharing Percentage to a trust, partnership or other entity for investment by or for the benefit of members of such Member’s family or for charitable purposes; provided that no such assignment shall be permitted in the event that such assignment would, or would be reasonably expected to, result in an adverse impact on the Company or its Affiliates or on any other Member of the Company.

SECTION 10.4. Other Covenants of the Members. (a) By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company or an employee of EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates, without the consent of the Management Committee, to maintain the confidentiality of, and not to disclose to any person, any material information relating to the business, financial results, clients or affairs of the Company that shall not be generally known to the public, except (a) to such Member’s professional advisers who are bound by a confidentiality obligation to the same extent set forth herein, (b) as required for any arbitration proceeding pursuant to Section 10.1 or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law or (c) as is reasonably necessary in the best interests of the business of the Company and the Funds. Each Member that is an entity shall cause its owners to comply with the provisions of this Section 10.4. The provisions of this Section 10.4 shall survive the termination of the Company. Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulation Section 1.6011-4(b)(3)(i), each Member may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company.

(b) Each Individual Member acknowledges that a breach of his or her obligations under this Section 10.4 (for the avoidance of doubt, determined without giving effect to any modification pursuant to Section 10.13) shall constitute an event of Cause with the consequences specified pursuant to Section 4.4.

SECTION 10.5. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including cable, telex, facsimile or similar writing) and shall be given to any Member at its address or telex or facsimile number shown in the Company’s books and records. Each such notice shall be effective (i) if given by telex or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Member, as the case may be, specified as aforesaid.

SECTION 10.6. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 10.7. Entire Agreement. This Agreement, together with the separate written agreements referenced herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement and such separate written agreements supersede all prior agreements and understandings between the parties with respect to such subject matter. This Agreement does not create any right of employment on the part of any Member and no Member shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein. The parties hereto acknowledge that the Company, without any further act, approval or vote of any Member, may enter into side letters or other writings with individual Members or Special Members (including without limitation the

Participation Agreement, any Terms Letter and any agreement regarding the termination of a Member’s employment or consultancy) which have the effect of establishing rights under, or altering or supplementing, the terms of, this Agreement. The parties hereto agree that any rights established, or any terms of the Agreement altered or supplemented, in such a side letter or other writing entered into by the Company with a Member or Special Member shall govern with respect to such Member or Special Member notwithstanding any other provision of this Agreement.

SECTION 10.8. Amendments; Power of Attorney. (a) This Agreement may be amended or modified with the consent of 75% in Interest of the members of the Management Committee; provided that no such amendment shall (a) increase any Member’s relative share of capital contributions, reduce its share of the Company’s distributions, income and gains, or increase its share of the Company’s losses without the written consent of each Member so affected (for the avoidance of doubt, adjustments in Profit Sharing Percentages and capital interests in the Company effected in accordance with the provisions of this Agreement shall not be deemed to be amendments or modifications of this Agreement for this purpose), or (b) amend this Section 10.8 without the consent of each Member.

(b) Each Non-Managing Member hereby grants to each Managing Member an irrevocable power of attorney to consent to any amendment or modification of this Agreement duly adopted pursuant to Section 10.8(a) and to execute any instrument, certificate or writing evidencing the taking of any action which has been approved in accordance with the provisions of this Agreement.

(c) The Management Committee may unilaterally amend this Agreement on or before the effective date of the final regulations, as determined by the Management Committee in its sole discretion, to (i) authorize and direct the election of a safe harbor under Treas. Reg. Section 1.83-3(l) (or any similar provision) under which the fair market value of a membership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, (ii) provide for an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all membership interests transferred in connection with the performance of services while the election remains effective, (iii) provide for the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) provide for any other related amendments.

SECTION 10.9. Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

SECTION 10.10. Representations and Warranties. (a) Each Member which is not a natural person represents, warrants and covenants to the other Members that such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Member.

(b) Each Member who is a natural person represents, warrants and covenants to the other Members that such Member has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder.

(c) Each Member represents, warrants and covenants to the other Members that:

(i) this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;

(ii) the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member or any Affiliate is a party or by which it or any Affiliate is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or any Affiliate is subject;

(iii) such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

(iv) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member or any of its Affiliates as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

(v) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and, except as may be required under applicable securities and commodities laws in connection with the registration of the Company or such Member, the performance of its obligations and duties hereunder;

(vi) such Member is acquiring its interest in the Company for such Member’s own account for investment purposes only and not with a view to resale or distribution;

(vii) such Member understands that such interests in the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated;

(viii) such Member understands and agrees further that, subject to the limited rights set forth in this Agreement, its interest in the Company must be held indefinitely unless such interest is subsequently registered under the Securities Act, the securities laws of any state and the securities laws of any other jurisdiction or an exemption from registration under the Securities Act and these laws covering the sale of such interests is available; that even if such an exemption is available, the assignability and transferability of its interests in the Company will be governed by this Agreement, which imposes substantial restrictions on transfer; that legends stating that its interests in the Company have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing such Interests;

(ix) such Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in interests in the Company, is able to bear the risk of loss of an investment in such interests and understands the risks of, and other considerations relating to, a purchase of interests in the Company;

(x) such Member’s overall commitment to the Company and other investments which are not readily marketable is not disproportionate to such Member’s net worth and such Member has no need for immediate liquidity in such Member’s investment in its interests in the Company; and

(xi) such Member has carefully read this Agreement and, to the full satisfaction of such Member, such Member has been furnished any materials such Member has requested relating to the Company and the Funds and the offering of interests in the Company, has consulted to the extent deemed appropriate by such Member with such Member’s own advisors as to the financial, tax, legal and related matters concerning an investment in the Company and such Member has been afforded the opportunity to ask questions of representatives of the Company concerning the terms and conditions of the offering and to obtain any additional information necessary to verify the accuracy of any representations or information provided to such Member and to make an informed investment decision with respect to an investment in the Company.

(d) All of the representations, warranties and covenants made under this Section 10.10 shall be deemed to be made on a continuing basis during the term of the Company and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each Member agrees to notify the Management Committee promptly upon becoming aware of a breach in any of his or her representations, warranties and covenants hereunder.

SECTION 10.11. Division of Property. In the event of a property settlement or separation agreement between a Member and his or her spouse, such Member agrees that he or she shall use his or her reasonable efforts to retain all of his or her Interest in the Company and shall reimburse his or her spouse for any Interest he or she may have in the Company out of funds, assets or proceeds separate and distinct from his or her interest in the Company. To the extent that such Member is unable, despite his or her exercise of reasonable efforts, to retain all of his or her Interest in the Company, such Member shall use reasonable efforts to assign to his or her spouse only the right to share in profits and losses, to receive distribution or distributions, and to receive allocation of income, gain, loss, deduction or credit or similar item to which the assigning Member was entitled, to the extent assigned, with the assigning Member remaining entitled to exercise all rights and powers of a Member hereunder. Notwithstanding the foregoing, if a spouse or former spouse of a Member acquires an Interest in the Company as a Member as a result of any such proposed settlement or separation agreement, such spouse or former spouse shall be entitled only to allocation and distributions with respect to his or her Interest and shall have no right to vote his or her Interest, to participate in the management of the Company or to any accounting or information concerning the affairs of the Company and shall not have any other rights of a Member under this Agreement.

SECTION 10.12. Other Covenants of the Members. (a) In consideration for being admitted as a Member hereunder, each Individual Member hereby acknowledges that (i) he or she is bound by the provisions set forth in such Member’s Terms Letter regarding post-employment covenants and (ii) a breach of his or her obligations thereunder or under this Section 10.12 shall constitute an event of Cause.

(b) In the event that any Individual Member’s employment or, in the case of an Operating Executive, consultancy with EPI, EGH, EG LLC, EPS East, the Advisor or any of their Affiliates is terminated for any reason, except as required by law or legal process, the Company and such Member agree to refrain from making any comments or statements in the media or to the press or to any individual or entity with whom EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates has a business relationship or others, which could be likely to adversely affect (i) such Member’s future employment or such Member’s personal or professional reputation, in the case of comments or statements by the Company, or (ii) the conduct of the business of the Company or any of its Affiliates, or any of their plans or prospects, or the business reputation of the Company or any of its Affiliates, or any of their respective employees, in the case of comments or statements by such Member. For purposes of this Section 10.12(b), no comment or statement shall be deemed to be a comment or statement of the Company unless it is an official comment or statement of the Company or a comment or statement by any then Managing Member. The Management Committee shall use its reasonable best efforts to cause all personnel of the Company and its Affiliates to comply with the provisions of this Section 10.12(b).

(c) Each Individual Member acknowledges that a breach of his or her obligations under this Section 10.12 (for the avoidance of doubt, determined without giving effect to any modification pursuant to Section 10.13) shall constitute an event of Cause with the consequences specified pursuant to Section 4.4.

SECTION 10.13. Severability. In the event that any provision of this Agreement, including the post-employment covenants set forth in Sections 10.4 and 10.12 hereof and in each of the Member’s respective Terms Letters, shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable. Instead, in such an event, the remainder of this Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be enforced accordingly; and the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

SECTION 10.14. Irreparable Harm. Each of the Members hereby agrees that a failure to comply with the provisions of Section 10.12 of this Agreement would cause irreparable harm to the Company, and, therefore, the Company shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Section 10.12.

SECTION 10.15. Power of Attorney with respect to Guarantee. (a) Each Member hereby grants to each member of the Management Committee an irrevocable power of attorney to execute and deliver in its name, place and stead the Fund Guarantees.

SECTION 10.16. Partnership Tax Treatment. The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made.

SECTION 10.17. Joint and Several Liability of Individual Members and Family Related Members. Each Individual Member and his or her respective Family Related Members hereby agree to be jointly and severally liable for any obligations of such Individual Member and his or her respective Family Related Members hereunder and under the Fund Guarantees.

SECTION 10.18. Consistent Treatment for Family Related Members. For purposes of this Agreement, in the case of any Family Related Member, (i) the termination of the employment or, in the case of an Operating Executive, consultancy with EPI, EGH, EG LLC, EPS East, the Advisor or any of their respective Affiliates of the Individual Member with which such Family Related Member is associated may, in the sole discretion of the Management Committee, be deemed a termination of employment of such Family Related Member, with the same character as the character of such Individual Member’s termination (e.g., with or without Cause, etc.), and (ii) the rights of the Company to repurchase a Family Related Member’s Profit Sharing Percentage pursuant to Section 4.4 shall be the same as the rights of the Company with respect to its associated Individual Member.

SECTION 10.19. Funding of Excess Amount of Giveback Obligation by Managing Members Under the Fund Guarantees. In the event that any Professional Member is required to make a payment under the Fund Guarantees of an amount in excess of such Professional Member’s Pro Rata Share (as defined in the Fund Guarantees) of any Interim GP Clawback Amounts or the Giveback Obligation, the amount of such excess shall be borne by the Managing Members instead of such Professional Member. Each of the Managing Members shall be required to pay in respect of such excess an amount which equals the product of (I) the percentage obtained by dividing (x) such Managing Member’s Give-Back Amount at such time by (y) the aggregate amount of Give-Back Amounts of all Managing Members at such time and (II) the amount of such excess.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MANAGING MEMBERS:
Roger C. Altman

Austin M. Beutner

Ciara A. Burnham

John T. Dillon

Richard P. Emerson

Saul D. Goodman

William O. Hiltz

Evercore Partners II L.L.C. – Third Amended and Restated LLC Agreement

Jonathan A. Knee

Timothy G. LaLonde

Gail Landis

M. Sharon Lewellen

Eduardo G. Mestre

Neeraj Mital

Sangam Pant

Michael J. Price

Kathleen G. Reiland

Evercore Partners II L.L.C. – Third Amended and Restated LLC Agreement

William Repko

William A. Shutzer

David Wezdenko

Jane Wheeler

David Ying

NON-MANAGING MEMBERS:

EVERCORE GROUP HOLDINGS L.P.

By:	Evercore Group Holdings L.L.C.

By:
Name:
Title:

EVERCORE GP HOLDINGS L.L.C.

By:
Name:
Title:

Evercore Partners II L.L.C. – Third Amended and Restated LLC Agreement

A&N ASSOCIATES L.P.

By:
Name:
Title:

ROGER C. ALTMAN 1997 FAMILY LIMITED PARTNERSHIP

By:
Name:
Title:

THE ROGER C. ALTMAN 2005 GRANTOR RETAINED ANNUITY TRUST

By:
Name:
Title:

BEUTNER FAMILY 2001 LONG-TERM TRUST

By:
Name:
Title:

THE AUSTIN M. BEUTNER 2005 GRANTOR RETAINED ANNUITY TRUST

By:
Name:
Title:

Evercore Partners II L.L.C. – Third Amended and Restated LLC Agreement

THE NEERAJ MITAL 1997 INSURANCE TRUST

By:
Name:
Title:

Evercore Partners II L.L.C. – Third Amended and Restated LLC Agreement